                                                                    EXHIBIT 99.5
FOR IMMEDIATE RELEASE

                   MICROSOFT AND SUPERIOR CONSULTANT HOLDINGS
                 FORM ALLIANCE TO DELIVER END-TO-END ENTERPRISE
                       SOLUTIONS FOR HEALTH-CARE INDUSTRY

       HEALTH-CARE ORGANIZATIONS TO BENEFIT FROM INTEGRATED SOLUTIONS FOR
         E-COMMERCE, DATA WAREHOUSING, ENTERPRISE RESOURCE PLANNING AND
                            ENTERPRISE INFRASTRUCTURE

SOUTHFIELD, MICH., AND REDMOND, WASH. - MAY 6, 1999 - Superior Consultant Holdings Corp. (Nasdaq "SUPC"), a leading provider of consulting, systems integration, outsourcing and Internet solutions for the health-care industry, and Microsoft Corp. today announced a strategic alliance to accelerate the adoption of line-of-business health-care solutions, including e-commerce, data warehousing, enterprise resource planning (ERP) and enterprise infrastructure solutions based on the Microsoft(R) platform.

Microsoft and Superior will collaborate with clients and software vendors to deliver integrated solutions quickly and cost-effectively. These solutions will benefit hospitals, health plans, pharmaceutical companies, physician groups, consumers and integrated delivery networks (IDNs). To develop and deliver these new solutions, Superior and Microsoft plan to train and certify more than 500 consultants and open four client Solution Centers. In addition, Superior will internally standardize on the Microsoft platform across 4,000 desktops and the BackOffice(R) family of products over the next three years. This standardization includes deployment of the Windows(R) 2000, Windows 98 and Windows 2000 Professional operating systems, Microsoft SQL Server(tm), Microsoft Site Server, Office, Microsoft Internet Explorer and Microsoft Exchange for global messaging and collaboration.

"The alliance between Microsoft and Superior Consultant Holdings is representative of our commitment to the health-care industry," said Charles Stevens, vice president of the Application Developers Customer Unit at Microsoft. "Superior's comprehensive experience and knowledge of the health-care industry will enable health-care customers to develop, optimize and deploy solutions on the Microsoft platform. This alliance will create price and performance advantages and improve business processes."

"Health-care organizations are demanding end-to-end enterprise solutions to help them reduce expenses, improve clinical quality and customer service, and advance their mission," said Richard D. Helppie, chairman and CEO of Superior. "From our position as a known innovator in the health-care industry, we view this relationship as a means to deliver a reliable, scalable IT infrastructure that will help our clients meet their cost, quality and operational initiatives. In addition, it will provide developers and health-care clients with the knowledge and tools they need to build cost-effective solutions on the Microsoft platform."

Skills Certification and Client Solution Centers Supporting the commitments in the key customer segments of the alliance, Superior will build on its existing cadre of certified developers and will train and certify a team of more than 500 Microsoft Certified Systems Engineers (MCSEs) and Microsoft Certified Solution Developers (MCSDs). These trained consultants will be certified on Microsoft SQL Server 7.0 and Site Server and will assist organizations in developing commerce-enabled business applications. Superior will also open four Client Solution Centers that will allow software developers, integrators and health-care organizations to develop and test the scalability and performance of the Microsoft platform and technologies such as ActiveX(R) for Healthcare. These centers will be located in Seattle, Atlanta, Detroit and Los Angeles.

ACTIVEX FOR HEALTHCARE
ActiveX is a multilevel standard designed to provide interoperability between applications and systems across desktop PCs, servers, networks and legacy systems. Using Microsoft ActiveX for Healthcare, Superior will enable clients and software vendors to create solutions that plug and play. This architecture will result in lower cost and more reliable interoperability.

LINE-OF-BUSINESS SOLUTIONS FOR HEALTH CARE
Microsoft and Superior will work together on the rollout of specific technology and service solution packages based on the Microsoft platform in the following areas:

* Electronic commerce. Superior will deploy best-of-class e-commerce solutions, helping clients take advantage of the price and performance benefits of a secure Internet environment for business solutions. Health-care organizations will soon be able to deploy advanced architectures to create new e-commerce opportunities with their customers and partners.
* Data warehousing. With significant resources and expertise in data warehousing, Superior will deploy an enterprise data warehouse architecture and tool set based on the Microsoft platform. These business intelligence solutions will help organizations optimize business and clinical decisions at the lowest possible cost while leveraging their existing IT investments. They will also allow organizations to fully utilize the speed, scalability and enterprise capabilities of Microsoft SQL Server 7.0.
* ERP. Utilizing Superior's enterprise services, the Microsoft platform and additional third-party health-care products, Microsoft and Superior will deliver leading software vendor ERP solutions that include customer management, supply chain, fixed assets, payroll, and accounts receivable and payable applications. Microsoft, Superior and ERP vendors will collaborate to offer packaged solutions that can consistently be deployed in a client's business to achieve maximum results.
* Enterprise infrastructure. Superior will create and deploy an integrated enterprise infrastructure based on the Microsoft platform. This infrastructure will provide enhanced productivity for thousands of health-care organizations. Within the next 36 months, Microsoft and Superior intend to reach more than 1 million unique users to deliver a scalable, reliable, cost-effective and common infrastructure.

"Together with Microsoft, our pledge is to work with health-care organizations and leading software vendors to provide scalable, reliable solutions that are cost-efficient and allow our clients to harness the power of the Internet," Helppie said.

ABOUT SUPERIOR CONSULTANT HOLDINGS
Superior Consultant Holdings is a national consulting firm comprising two subsidiaries: Superior Consultant Company Inc. (established in 1984) offers a full array of strategic, managerial, operational and technical services to all segments of the health-care industry; and Enterprise Consulting Group (established in 1993) extends its service offerings to clients across a wide range of industries in the development, design, implementation and maintenance of communications technologies, groupware and intranet and Internet information systems and solutions.

ABOUT MICROSOFT
Founded in 1975, Microsoft (Nasdaq "MSFT") is the worldwide leader in software for personal computers. The company offers a wide range of products and services for business and personal use, each designed with the mission of making it easier and more enjoyable for people to take advantage of the full power of personal computing every day.

================================================================================

Microsoft, BackOffice, Windows and ActiveX are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

Other product and company names herein may be trademarks of their respective owners.